Exhibit 99.2

lOYALTY VENTURES INC.

Employee Stock Purchase Plan

The following constitute the provisions of the Loyalty Ventures Inc. Employee Stock Purchase Plan.

On November 3, 2021, the Board and sole stockholder approved the adoption of the Loyalty Ventures Inc. 2021 Employee Stock Purchase Plan, to be effective on November 3, 2021 (the “Effective Date”). Pursuant to the terms hereof, the Company has reserved 1,000,000 shares of the Company’s Common Stock for issuance under the Plan.

1.	Purpose. The purpose of the Plan is to provide Employees with an opportunity to purchase Common Stock. The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirement of that section of the Code.

2.	Definitions.

(a)	“Board” means the board of directors of the Company.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” means the common stock of the Company.

(d)	“Company” means Loyalty Ventures Inc., a Delaware corporation.

(e)	“Compensation” means an Employee’s regular wages (i.e., gross straight time), base salary, overtime, commissions, sick pay, vacation pay and holiday pay, as the case may be, paid to an Employee by the Company or a Designated Subsidiary, but excludes bonuses and other incentive compensation, disability pay, workers compensation, severance pay, service related cash awards, any amounts which constitute tax gross ups of taxable amounts, income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary and any other form of variable compensation (other than overtime and commissions). Notwithstanding the foregoing, the Board may amend the definition of Compensation for any Offering Period prior to the commencement of such Offering Period.

(f)	“Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(g)	“Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization of the Company with or into another corporation.

(h)	“Data Recipients” has the meaning set forth in Section 27.

(i)	“Designated Broker” has the meaning set forth in Section 5(a).

(j)	“Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(k)	“Effective Date” has the meaning set forth in the preamble.

(l)	“Employee” means any person, including an Officer, who is an employee of the Company or any of its Designated Subsidiaries for tax purposes.

(m)	“Enrollment Documents” has the meaning set forth in Section 5(a).

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)	“Fair Market Value” means, with respect to any date that the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the average of the high and low price per share of the Stock on that date as reported in the Wall Street Journal (or other reporting service approved by the Board); provided, however, that with respect to any day on which the markets are closed, “Fair Market Value” for that day means the average of the high and low price per share of the Stock as reported in the Wall Street Journal (or other reporting service approved by the Board) on the next trading day, and further provided that with respect to Common Stock that is not listed on a national securities exchange or quoted in an interdealer quotation system the Fair Market Value shall be determined in a reasonable manner using reasonable valuation methods or procedures as shall be established from time to time by the Board.

(p)	“New Purchase Date” has the meaning set forth in Section 20(b).

(q)	“Offering Date” means the first business day of each Offering Period of the Plan.

(r)	“Offering Period” means, unless amended pursuant to Sections 4 and 21 hereof, a period of three months, commencing on the first trading day of each calendar quarter of each year and ending on the last trading day of each such calendar quarter, or such other period of time established in advance by the Board. The Board shall conduct each Offering Period in compliance with Section 423 of the Code, and in no event shall an Offering Period exceed 27 months, beginning with the Offering Date. The terms and conditions of each Offering Period need not be identical but each shall include, through incorporation by reference, the provisions of this Plan.

(s)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and rules and regulations promulgated thereunder.

(t)	“Parent” means a corporation, domestic or foreign, which holds not less than 50% of the total combined voting power of all classes of stock of the Company, a successor corporation or another Parent, whether or not such corporation now exists or is hereafter organized or acquires the Company, a successor corporation or a Parent.

(u)	“Plan” means the Loyalty Ventures Inc. 2021 Employee Stock Purchase Plan.

(v)	“Purchase Date” means the last trading day of each Offering Period of the Plan.

(w)	“Purchase Price” means the price at which Shares may be purchased hereunder and shall be an amount equal to 85% of the Fair Market Value of the Shares on the applicable Purchase Date.

(x)	“Reserves” has the meaning set forth in Section 20(a).

(y)	“Share” means a share of Common Stock, as adjusted in accordance with Section 20 of the Plan.

(z)	“Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock are held by the Company, a successor corporation or another Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company, a successor corporation or a Subsidiary.

(aa)	“Third Party Administrator” has the meaning set forth in Section 14.

3.	Eligibility.

(a)	Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b)	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if immediately after the grant, such Employee (together with any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods. The Plan shall be implemented by a series of Offering Periods. The Plan shall continue until terminated in accordance with Section 21 hereof. The Board shall have the power to change the duration or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected, which such first Offering Period need not be undertaken immediately following the Effective Date to provide time for the Company to address administrative details. Notwithstanding anything in the Plan to the contrary, the Board may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods.

5.	Participation.

(a)	An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company’s Human Resources Department or a stock brokerage or other firm designated by the Company (“Designated Broker”) by 4:00 p.m. New York time on the 15th of the month prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the percentage or dollar amount of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b)	Payroll deductions shall commence on the first payroll paid after the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the participant pursuant to Section 6(b).

6.	Method of Payment Contributions.

(a)	A participant shall elect to have payroll deductions made on each payday during the Offering Period in:

(i)	an amount not less than one percent and not more than 100% of Compensation in whole percentages, or

(ii)	a specified dollar amount in five-dollar increments of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account;

provided that with respect to an election made pursuant to either clause (i) or clause (ii), such election must be administratively feasible.

(b)	At any time during an Offering Period, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering Period by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering Period, except as set forth in the Enrollment Documents. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock for the participant) during the Offering Period, without interest (unless otherwise specified in the Enrollment Documents), and such participant’s participation in that Offering Period shall be automatically terminated. Withdrawal during an Offering Period shall have no effect upon such Employee’s eligibility to participate in any other Offering Periods, but such Employee shall be required to deliver new Enrollment Documents in order to participate in subsequent Offering Periods no later than 4:00 p.m. New York time on the 15th of the month prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board.

(c)	A participant may elect to increase or decrease the rate or amount of his or her Contributions with respect to the next Offering Period by completing and filing with the Company new Enrollment Documents authorizing a change in the payroll rate. An increase or decrease (other than a discontinuance of Contributions) in the rate or amount of a participant’s Contribution shall be effective at the beginning of the next Offering Period. The new Enrollment Documents for increasing or decreasing Contributions (other than a discontinuance) must be completed and received by 4:00 p.m. New York time on the 15th of the month prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board. If the election is not timely filed, the election will not become effective until the beginning of the Offering Period following the next Offering Period.

(d)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, an Employee’s payroll deductions may be decreased during any Offering Period scheduled to end during the current calendar year to 0%.

(e)	The Board will establish procedures for all elections hereunder.

7.	Grant of Option. On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the applicable Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; subject to any adjustment pursuant to Section 20 below, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 herein.

8.	Exercise of Option. Unless a participant discontinues Contributions or changes elections as provided in Sections 6(b) and 6(c) herein, respectively, his or her option for the purchase of Shares will be exercised automatically on the Purchase Date of each Offering Period and the maximum number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. Fractional Shares may be issued, as appropriate. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9.	Delivery. As promptly as practicable after each Purchase Date, the Shares purchased by each participant pursuant to the Plan shall be deposited directly into a brokerage account established in the participant’s name with the Designated Broker. Any payroll deductions accumulated in a participant’s account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by the Plan shall be returned to the participant as soon as administratively feasible.

10.	Withdrawal of Shares. A participant may withdraw all or any number of whole Shares credited to his or her account on the applicable Purchase Date by directing the Designated Broker to cause his or her Shares to be either sold with the net proceeds (less applicable commissions and other charges) distributed in cash to the participant or transferred to another brokerage account of the participant.

11.	Termination of Employment. Upon termination of a participant’s status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be refunded to the Employee or his beneficiary or estate as the case may be, through normal payroll processing as soon as administratively practicable following such termination.

12.	Interest. No interest shall accrue on the Contributions of a participant in the Plan.

13.	Shares Reserved for the Plan.

(a)	Subject to adjustment as provided in Section 20, the maximum number of Shares that shall be made available for sale under the Plan shall be 1,000,000. If the Board determines that, on a given Purchase Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Board shall make a pro rata allocation of the Shares available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable, and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Purchase Date, and may continue the Plan as then in effect, or terminate the Plan pursuant to Section 21 below. The Board may make a pro rata allocation of the Shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(b)	A participant shall have no interest or voting rights in Shares covered by his or her option until such option has been exercised.

(c)	Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and their spouse.

14.	Administration.

(a)	The Board shall supervise and administer the Plan and shall have full power to delegate the authority to administer the Plan to one or more officers of the Company or a third party administrator (the “Third Party Administrator”). The Board may adopt, amend and rescind any rules deemed desirable and appropriate for the Plan and not inconsistent with the Plan to interpret the Plan. The Board, the designated officer(s) or Third Party Administrator, as either may be so instructed by the Board, may make all other determinations necessary or advisable for the administration of the Plan. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. Notwithstanding the foregoing, any designated officer and any Third Party Administrator shall only have those powers and duties with respect to the administration of the Plan as so explicitly granted by the Board and to the extent that such powers and duties are not inconsistent with the terms of the Plan.

(b)	The Board shall have the power, in its discretion, to adopt such procedures and sub-plans as the Board deems necessary or appropriate to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to Employees of a Subsidiary, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 13. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Board shall have the power, in its discretion, to grant options on the Offering Date of any Offering Period to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms that are less favorable than the terms of options granted on the same Offering Date to Employees resident in the United States.

15.	Designation of Beneficiary.

(a)	The Company may, in its sole discretion, permit a participant to designate a beneficiary who is to receive the Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, if so permitted by the Board, a participant may designate a beneficiary who is to receive any Shares from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. If so permitted by the Board, beneficiary designations under this Section 15(a) shall be made as directed by the Company’s General Counsel, and may require electronic submission of the required documentation with the Designated Broker.

(b)	Such designation of beneficiary may be changed by the participant and their spouse (if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 6(b). An option shall be exercisable during the lifetime of the participant only by the participant.

17.	Rights as a Stockholder. A participant shall not be deemed holder of, or have any of the rights of a holder with respect to Shares subject to options under this Plan unless and until the participant’s Shares acquired upon exercise of such options are recorded in the books of the Company (or its transfer agent).

18.	Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

19.	Reports. Individual accounts will be maintained for each participant in the Plan. Statements of accounts will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

20.	Adjustments upon Changes in Capitalization Corporate Transactions.

(a)	Adjustment. Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan that has not yet been exercised, the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the maximum number of Shares of Common Stock that may be purchased by a participant in an Offering Period, the number of Shares set forth in Section 13(a), and the price per Share of each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)	Corporate Transaction. In the event of a dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. In the event of a Corporate Transaction, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a Parent or Subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute for outstanding options, each Offering Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Offering Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of the transaction and the Board shall notify each participant in writing, at least 10 days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 6(b). For purposes of this Section 20, an option granted under the Plan shall be deemed to be assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to the transaction, the holder of the number of Shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of Shares covered by the option as provided for in this Section 20); provided however that if the consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the transaction.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the Purchase Price of each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights, offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company’s being consolidated with or merged into any other corporation.

21.	Amendment or Termination of the Plan.

(a)	The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 20, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the Effective Date in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 20 and in this Section 21, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

(b)	Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

22.	Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.	Conditions upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.	Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25.	Miscellaneous.

(a)	Neither this Plan nor the Enrollment Documents constitute an employment contract. Nothing in this Plan or the Enrollment Documents shall in any way alter the existing employment contract or at-will nature of a participant’s employment or be deemed to create in any way whatsoever any obligation on part of any participant to continue in the employ of the Company or Designated Subsidiaries, or on part of the Company or Designated Subsidiary to continue the employment of the participant other than as defined outside of this Plan.

(b)	The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any option granted hereunder shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(c)	By enrolling in the Plan, each participant acknowledges and agrees that the option such participant has been awarded under the Plan, and any other options the Company may grant in the future, even if such options are made repeatedly or regularly, and regardless of their amount, (i) are wholly discretionary, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between the participant and the Company or any Designated Subsidiary; (ii) do not create any contractual entitlement to receive future options or to continued employment; and (iii) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including, without limitation, termination indemnities, severance, resignation, redundancy, bonuses, long-term service awards, pension or retirement benefits, or similar payments, except as otherwise required by applicable law.

(d)	The Company may require the participant to give the Company prompt notice of any disposition of Shares acquired under the Plan, which requirement the Company may, but is not required to, limit to dispositions of Shares before the later of (i) the second anniversary of the Offering Date and (ii) the first anniversary of the Purchase Date, in each case with respect to such Shares.

26.	Section 409A of the Code. This Plan is intended to be exempt from the application of Section 409A of the Code and any ambiguities hereunder will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding anything in the Plan to the contrary, if the Board determines than an option granted under the Plan at any time may be subject to Code Section 409A or that any provision of the Plan would cause an option under the Plan to be subject to Code Section 409A, the Board shall have the authority to amend the Plan or any outstanding option granted under the Plan, or take such other action as the Board determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such option to comply with Code Section 409A. To the extent that options exercised under the Plan become subject to Code Section 409A and such options granted under the Plan subject any participant to gross income inclusion, interest or additional tax pursuant to, or would be prohibited by, Code Section 409A, those terms are to that extent superseded by the applicable requirements of Code Section 409A and the guidance issued thereunder. Notwithstanding the foregoing, the Company and the Board shall have no liability to a participant or any other party if an option to purchase Shares under the Plan that is intended to be exempt or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Board with respect thereto. The Company makes no representation that the option to purchase Shares under the Plan is exempt from or compliant with Code Section 409A.

27.	Data Privacy.

(a)	In order to facilitate the administration of the Plan, it will be necessary for the Company (or its payroll administrators) or the Third Party Administrator or Designated Broker to collect, hold, and process certain personal information about Employees participating in the Plan (including, without limitation, name, home address, telephone number, date of birth, nationality and job detail and details of the participating Employee’s option grant). By participating in the Plan, participating Employees consent to the Company (or its payroll administrators) or the Third Party Administrator or Designated Broker collecting, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Employee’s participation in the Plan and acknowledge that it may also be necessary to disclose information in order to comply with any legal obligations.

(b)	The Data Recipients will treat the participating Employees’ personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Employees’ participation in the Plan and will take reasonable measures to keep such personal data private, confidential, accurate and current.

(c)	As the Company operates globally, it needs to share personal data with other related companies which are based abroad. Where the transfer is to a destination outside the Employee’s country of domicile, or if applicable, the European Economic Area, the Company shall take reasonable steps to ensure that such personal data continues to be adequately protected and securely held. Nonetheless, by participating in the Plan, each participating Employee acknowledges that personal information about such Employee may be transferred to a country that does not offer the same level of data protection as the Employee’s country of domicile, or if applicable, the European Economic Area.

(d)	Participating Employees may, at any time, view their personal data, require any necessary corrections to it or withdraw the consents referenced in this Section 27 in writing by contacting the Company’s General Counsel at generalcounsel@loyalty.com.